Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian National Railway Company

We consent to the use of our reports dated February 9, 2011, with respect to the consolidated balance sheets of Canadian National Railway Company as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010,  incorporated in this Registration Statement on Form F-9 dated November 4, 2011 by reference and to the reference to our firm under the heading “Independent Auditors” in the short form base shelf prospectus.

/s/ KPMG LLP
Chartered Accountants

Montréal, Canada
November 4, 2011